                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          INRANGE TECHNOLOGIES CORP.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                                 [LOGO]INRANGE

                             100 Mt. Holly By-Pass
                                  P.O. Box 440
                          Lumberton, New Jersey 08048
                           Telephone: (609) 518-4000
                           Facsimile: (609) 518-4400

                                                                  March 28, 2002

Fellow Stockholders:

   You are cordially invited to attend the Inrange Technologies Corporation Annual Meeting of Stockholders on Friday, April 26, 2002 at 9:00 a.m. (Eastern
Time) at our offices located at 100 Mt. Holly By-Pass, Lumberton, New Jersey 08048.

   This Notice of Annual Meeting and Proxy Statement describes the business to be transacted at the meeting and provides other information concerning Inrange that you should be aware of when you vote your shares. The principal business of the Annual Meeting will be to elect three directors who will each serve for a three-year term and to ratify our 2000 Stock Compensation Plan.

   All stockholders are welcome to attend the Annual Meeting, but it is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask you to sign, date and return the enclosed proxy card or proxy voting instruction form as soon as possible. You also may be able to vote by telephone or over the Internet, and if you are able to and choose one of those forms of voting, you do not need to return your proxy card. In any event, please vote as soon as possible.

   On behalf of the board of directors and our management team, I would like to express our appreciation for your interest in Inrange.

                                        Sincerely,

                                        /s/ Sherrie L. Woodring

                                        Sherrie L. Woodring
                                        President and Chief Executive Officer

                        Inrange Technologies Corporation

                             100 Mt. Holly By-Pass
                                  P.O. Box 440
                          Lumberton, New Jersey 08048

              --------------------------------------------------
                    Notice of Annual Meeting of Stockholders
              --------------------------------------------------

                             Friday, April 26, 2002
                                   9:00 a.m.
                             100 Mt. Holly By-Pass
                          Lumberton, New Jersey 08048

   The purpose of our 2002 Annual Meeting is to elect three directors who will each serve for a three-year term beginning at the Annual Meeting and to ratify our 2000 Stock Compensation Plan. The board of directors recommends that you vote FOR each of the director nominees and FOR the ratification of the 2000 Stock Compensation Plan.

   You can vote at the Annual Meeting in person or by proxy if you were a stockholder of record on March 15, 2002. You may revoke your proxy at any time prior to the Annual Meeting.

   We have enclosed a copy of our 2002 Annual Report to Stockholders.

                                          By order of the board of directors,

                                          Kenneth H. Koch
                                          Vice President, General
                                          Counsel and Secretary

March 28, 2002

                        Inrange Technologies Corporation

                  ------------------------------------------
                                Proxy Statement
                  ------------------------------------------

                               Table of Contents

                                                                            Page
                                                                            ----
Questions and Answers......................................................   1
Election of Directors......................................................   5
Board of Directors and Its Committees......................................   7
Director Compensation......................................................   8
Ownership of Common Stock..................................................   9
Section 16(a) Beneficial Ownership Reporting Compliance....................  11
Executive Compensation.....................................................  12
Report of the Compensation Committee on Executive Compensation.............  15
Company Performance........................................................  19
Certain Relationships .....................................................  19
Report of the Audit Committee..............................................  25
2000 Stock Compensation Plan...............................................  26
Independent Public Accountants.............................................  32

                           Annual Report on Form 10-K

   A copy of our Annual Report on Form 10-K for the year ended December 31, 2001, without exhibits, is enclosed with this proxy statement. You may obtain a copy of the exhibits described in the Form 10-K for a fee upon request. Please contact Kenneth H. Koch, Secretary, Inrange Technologies Corporation, 100 Mt. Holly By-Pass, P.O. Box 440, Lumberton, New Jersey 08048.

   This proxy statement and form of proxy are first being sent to stockholders on or about March 28, 2002.

                             Questions and Answers

   Following are questions often asked by stockholders of publicly held companies. We hope that the answers will assist you in casting your vote.

What am I voting on?

   Inrange's board of directors is soliciting your vote on:

  1. the election of three directors to each serve for a three-year term beginning at the Annual Meeting; and

  2. the ratification of our 2000 Stock Compensation Plan.

Who may vote?

   Holders of our common stock at the close of business on March 15, 2002, the record date, may vote. On that date, there were 75,633,333 shares of our Class A common stock and 8,704,000 shares of our Class B common stock outstanding and entitled to vote.

How many votes do I have?

   As an owner of Class B common stock, you are entitled to one vote for each share that you hold. SPX Corporation, which owns all of the outstanding Class A common stock, is entitled to cast five votes for each share that it holds. Generally, the Class A stockholders and the Class B stockholders vote together as one class, including for the election of directors and the ratification of our 2000 Stock Compensation Plan.

How do I vote?

   All stockholders may vote by mail. You also may vote by telephone or over the Internet if you hold your shares through a bank or broker that offers either of those options. To vote by mail, please sign, date and mail your proxy in the postage paid envelope provided. If you choose to vote in person at the Annual Meeting, we will give you a ballot at the meeting. If you wish to vote in person and your shares are held in the name of your broker, bank or other nominee, you need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 15, 2002, the record date for voting.

How does discretionary voting authority apply?

   If you sign, date and return your proxy card or vote by telephone or over the Internet, your vote will be cast as you direct. If your proxy card does not indicate how you want to vote, you give authority to John R. Schwab and Kenneth
H. Koch to vote for the election of directors, the ratification of our 2000 Stock Compensation Plan and any other matter that is properly raised at the Annual Meeting. In that event, your proxy will be voted FOR the election of each director nominee, FOR the ratification of the 2000 Stock Compensation Plan and FOR or AGAINST any other properly raised matters at the discretion of Messrs. Schwab and Koch.

May I revoke my proxy?

   Yes, you may revoke your proxy at any time before it is exercised in one of four ways:

    1. Notify our Secretary in writing before the Annual Meeting that you are revoking your proxy.

    2. Submit another proxy with a later date.

    3. Vote by telephone or over the Internet, if you hold your shares through a bank or broker that offers either of those options, after you have given your proxy.

    4. Vote in person at the Annual Meeting.

What does it mean if I receive more than one proxy card?

   Your shares are likely registered differently or are in more than one account. You should sign and return all proxy cards to guarantee that all of your shares are voted.

What constitutes a quorum?

   The presence, in person or by proxy, of the holders of one-third of the Inrange shares entitled to vote at the Annual Meeting constitutes a quorum. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or over the Internet, or if you attend the Annual Meeting.

   Abstentions and broker non-votes are counted as "shares present" at the Annual Meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker submits a proxy that does not indicate a vote for a proposal because he or she does not have voting authority and has not received voting instructions from you.

What vote is required to elect the director nominees?

   A plurality of the votes cast will elect directors. This means that the three nominees who receive the highest number of votes will be elected. If you do not want to vote your shares for a particular nominee, you may indicate that by following the instructions on the proxy card or withhold authority as prompted during telephone or Internet voting or in person at the meeting. Abstentions and broker non-votes will have no effect on the election of the directors.

   SPX is the beneficial owner of all of our Class A common stock. This represents approximately 98% of the combined voting power of both classes of Inrange common stock. As a result, SPX has the vote required to elect the three nominees for director. SPX has indicated that it will vote its shares for each nominee in accordance with the recommendation of our board.

What vote is required to ratify the 2000 Stock Compensation Plan?

   This proposal will be approved if more than one-half of the votes cast on this proposal are in favor of ratification of the 2000 Stock Compensation Plan. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

   Since SPX is the beneficial owner of all of our Class A common stock, it holds approximately 98% of the combined voting power of both classes of our common stock and has the vote required to ratify the 2000 Stock Compensation Plan. SPX has indicated that it will vote its shares for the ratification of the 2000 Stock Compensation Plan in accordance with the recommendation of our board.

How do I submit a stockholder proposal?

   You may submit a proposal to be included in our proxy statement for the 2003 annual meeting no later than November 28, 2002. Your proposal must be in writing and must comply with the proxy rules of the Securities and Exchange Commission. You also may submit a proposal that you do not want included in the proxy statement but that you want to raise at the 2003 annual meeting. If you want to do this, we must receive your written proposal on or after December 27, 2002, but on or before January 26, 2003. If you submit your proposal after the deadline and we choose to consider it at the meeting, then Securities and Exchange Commission rules permit the individuals named in the proxies solicited by Inrange's board of directors for that meeting to exercise discretionary voting power as to that proposal, but they are not required to do so.

   To be properly brought before an annual meeting, our by-laws require that your proposal include: (1) your name and address, or the name and address of the beneficial owner for whom you are acting, as they appear on our stock records; (2) a brief description of the business you want to bring before the meeting; (3) the reasons for conducting the business at the meeting; (4) any material interest you or the beneficial owner have in the business you want to bring before the meeting; and (5) the class and number of Inrange shares that you or the beneficial owner own beneficially and of record. You should send any proposal to our Secretary at our address on the cover of this proxy statement.

How do I nominate a director?

   If you wish to nominate an individual for election as director at the 2003 annual meeting, we must receive your nomination on or after December 27, 2002, but on or before January 26, 2003. In addition, if we increase the size of our board and do not publicly announce the nominees or the size of the increased board on or before January 16, 2003, then you may submit a nomination through the 10th day following the announcement.

   Our by-laws require that for each person you propose to nominate you provide: (1) your name and address, or the name and address of the beneficial owner for whom you are acting, as they appear on our stock records; (2) the class and number of shares of Inrange stock that you or the beneficial owner own beneficially and of record; (3) the nominee's written statement that he or she is willing to be named in the proxy statement as a nominee and to serve as a director if elected; and (4) any other information regarding the nominee that would be required by the Securities and Exchange Commission to be included in a proxy statement had Inrange's board of directors nominated that individual. You should send your proposed nomination to our Secretary at our address on the cover of this proxy statement.

Who pays to prepare, mail and solicit the proxies?

   Inrange will pay all of the costs of preparing and mailing the proxy statement and soliciting the proxies. We will ask brokers, dealers, banks, voting trustees and other nominees and fiduciaries to forward the proxy materials and our Annual Report to the beneficial owners of Inrange common stock and to obtain the authority to execute proxies. We will reimburse them for their reasonable expenses upon request. In addition to mailing proxy materials, our directors, officers and employees may solicit proxies in person, by telephone or otherwise. These individuals will not be specially compensated.

                             Election of Directors

   Eight directors currently serve on our board of directors. The directors are divided into three classes. At this Annual Meeting, you will be asked to elect three directors. Each director will serve for a term of three years, until a qualified successor director has been elected, or until he resigns or is removed by the board. The remaining five directors will continue to serve on the board as described below. The nominees, Lewis M. Kling, Patrick J. O'Leary and Bruce J. Ryan, are currently Inrange directors.

   We will vote your shares as you specify on the enclosed proxy card or during telephone or Internet voting, if you hold your shares through a bank or broker that offers either of those options. If you do not specify how you want your shares voted, we will vote them FOR the election of the nominees. If unforeseen circumstances (such as death or disability) make it necessary for the board of directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The board of directors does not anticipate that any nominee will be unable to serve. The nominees have provided the following information about themselves. Ages are as of March 1, 2002.

Nominees
--------------------------------------------------------------------------------

   Lewis M. Kling, 57, has been a member of our board of directors since June 2000. Since December 1998, Mr. Kling has been President, Communications and Technology Systems, of SPX Corporation. From June 1997 through October 1998, he served as President, Dielectric Communications, a subsidiary of General Signal Corp. From December 1994 to June 1997, he served as Senior Vice President and General Manager of the Commercial Avionic Systems business of Allied Signal Corporation.

   Patrick J. O'Leary, 44, has been a member of our board of directors since October 1998. He has been Vice President, Finance, Treasurer and Chief Financial Officer of SPX Corporation since September 1996. From 1994 through 1996, he served as Chief Financial Officer and director at Carlisle Plastics, Inc. From 1982 through 1994, he served in various managerial capacities at Deloitte & Touche LLP, becoming a Partner in 1988.

   Bruce J. Ryan, 58, has been a member of our board of directors since September 2000. Since 1998, he has been Executive Vice President and Chief Financial Officer of Global Knowledge Network, Inc., a provider of information technology and computer software training programs and certifications. From 1994 to 1998, he was Executive Vice President and Chief Financial Officer of Amdahl Corporation, a provider of Internet based information technology solutions. Mr. Ryan also serves on the boards of directors of Ross Systems, Inc. and Axeda Systems, Inc.

Directors Continuing Until 2003 Annual Meeting
--------------------------------------------------------------------------------

   John B. Blystone, 48, has been a member of our board of directors since June 2000. He has been Chairman, President and Chief Executive Officer of SPX Corporation since 1995. Mr. Blystone also serves on the boards of directors of SPX Corporation and Worthington Industries, Inc., and is a member of the advisory board of Stern Stewart.

   Sherrie L. Woodring, 39, has been a member of our board of directors since February 2002. She became our President and Chief Executive Officer in February 2002, after having been acting President and Chief Executive Officer since December 2001. She was our Vice President and General Manager, Storage Networks from July to December 2001 and, before that, was our Vice President and General Manager, Data/Telecom from August 2000 to July 2001. Ms. Woodring joined Inrange in August 2000, following our purchase of VARCOM Corporation, where she had been President and Chief Executive Officer since 1990.

   David B. Wright, 52, has been a member of our board of directors since September 2000. He has been Chairman and Chief Executive Officer of Legato Systems since October 2000. He previously had been President and Chief Executive Officer of Amdahl Corporation since 1997. Mr. Wright also serves on the boards of directors of Legato Systems, Aspect Communications and VA Software.

Directors Continuing Until 2004 Annual Meeting
--------------------------------------------------------------------------------

   Robert B. Foreman, 44, has been a member of our board of directors since June 2000. He has been Vice President, Human Resources of SPX Corporation since May 1999. From 1992 through April 1999, he served as Vice President, Human Resources at PepsiCo International, based in Asia-Pacific, where he worked for both the Pepsi and the Frito-Lay International businesses.

   Christopher J. Kearney, 46, has been a member of our board of directors since October 1998. He has been Vice President, Secretary and General Counsel of SPX Corporation since February 1997.

                     Board of Directors and Its Committees

   Inrange's board of directors met five times during fiscal year 2001. In addition to meetings of the full board, directors attended meetings of board committees. The board of directors has standing audit, compensation and governance committees. Gregory R. Grodhaus resigned from the Board effective December 28, 2001, and David L. Chapman resigned from the Board effective February 1, 2002.

Audit Committee

 Meetings:  4

 Members:   Bruce J. Ryan (Chairman)
            David L. Chapman (through February 1, 2002)
            David B. Wright

 Function:  Recommends the annual appointment of our auditors with whom the
            Committee reviews the scope of audit and non-audit assignments and related fees, accounting principles we use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. Additional information on the Committee and its activities is included in the Report of the Audit Committee.

Compensation Committee

 Meetings:  4

 Members:   David B. Wright (Chairman)
            David L. Chapman (Chairman) (through February 1, 2002)
            Robert B. Foreman

 Function:  Reviews and approves the compensation and benefits for our key executive officers, administers our employee benefit plans and makes recommendations to the board regarding grants of stock options and other incentive compensation arrangements. Additional information on the Committee and its activities is included in the Report of the Compensation Committee on Executive
            Compensation.

Governance Committee

 Meetings:  2

 Members:   David B. Wright (Chairman)
            Gregory R. Grodhaus (through December 28, 2001)
            Christopher J. Kearney
            Lewis M. Kling

 Function:  Evaluates and makes recommendations on the size, structure and composition of the board of directors, changes in director compensation, the selection and retention criteria for directors, and candidates for election to the board.

                             Director Compensation

Annual Retainer

   Directors who are our employees or employees of SPX receive no fees for their services as directors. Directors who are not our employees or employees of SPX receive a $14,000 annual retainer fee covering all regular and special board meetings and the annual meeting, and participate in our EVA Incentive Compensation Plan, with an annual target bonus of $10,000. The first bonus payments to the outside directors, in the amount of $5,923, were made in 2002, and each director's bonus bank has a current balance of $6,203. For a more extensive description of the EVA Plan, please refer to the Report of the Compensation Committee on Executive Compensation.

   In addition, directors are reimbursed for travel expenses and other out-of-pocket costs that they incur in connection with attending meetings.

Options to Purchase Inrange Common Stock

   We grant to directors who are not Inrange or SPX employees an option to purchase 13,000 shares of our Class B common stock under our 2000 Stock Compensation Plan for each year of service. We link an element of director compensation directly to stockholder interests by partially compensating directors with options. The exercise price per share of an option may not be less than the fair market value of our Class B common stock on the grant date of the option. The Compensation Committee may specify any period of time, up to ten years, following the grant date during which options are exercisable. At the time of our initial public offering in September 2000, we granted to each of our non-employee directors an option to purchase 52,000 shares of our Class B common stock, which represents a one-time grant covering four years of service.

                           Ownership of Common Stock

Directors, Nominees and Executive Officers

   The following table shows the beneficial ownership as of January 31, 2002 of the outstanding shares of our Class B common stock and of the outstanding shares of the common stock of SPX, our parent, by:

  .  each director of Inrange;

  .  each executive named in the Summary Compensation Table; and

  .  all executive officers and directors of Inrange as a group.

   Beneficial ownership is a technical term broadly defined by the Securities and Exchange Commission to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a stockholder can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. The number of shares beneficially owned includes shares in employee benefit plans. Except as otherwise noted, the stockholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

   The percent of Inrange Class B common stock owned and the percent of Inrange voting power is based on 8,855,000 Class B shares and 75,633,333 Class A shares outstanding as of January 31, 2002. The percent of SPX common stock owned is based on 40,546,084 shares of SPX common stock outstanding as of the same date.


                                   Inrange Common Stock        SPX Common Stock
                               -----------------------------------------------------
                             Number of                                       Percent
                              Class B              Percent of  Number of     of SPX
                              Shares   Percent of   Inrange     Shares       Common
  Name of Beneficial Owner      (1)     Class B   Voting Power    (2)         Stock
------------------------------------------------------------------------------------
  John B. Blystone             710,000     7.4          *      1,268,458 (3)   3.0
------------------------------------------------------------------------------------
  Robert B. Foreman             73,500       *          *         46,748         *
------------------------------------------------------------------------------------
  Christopher J. Kearney        80,000       *          *         97,125 (4)     *
------------------------------------------------------------------------------------
  Lewis M. Kling                80,000       *          *         41,726 (5)     *
------------------------------------------------------------------------------------
  Patrick J. O'Leary           210,000     2.3          *        135,967         *
------------------------------------------------------------------------------------
  Bruce J. Ryan                 17,333       *          *              0         *
------------------------------------------------------------------------------------
  David B. Wright               19,333       *          *              0         *
------------------------------------------------------------------------------------
  Sherrie L. Woodring              570       *          *            114         *
------------------------------------------------------------------------------------
  Gregory R. Grodhaus              977       *          *              0         *
------------------------------------------------------------------------------------
  Anthony J. Fusarelli              88       *          *              0         *
------------------------------------------------------------------------------------
  John R. Schwab                     0       *          *              0         *
------------------------------------------------------------------------------------
  Charles A. Foley               1,803       *          *            242         *
------------------------------------------------------------------------------------
  Jay Zager                          0       *          *            295         *
------------------------------------------------------------------------------------
  All directors and
   executive officers as a
   group (13 persons)        1,193,604    11.9          *      1,590,675       3.8

 *  Less than 1%

(1) Includes options to purchase shares of our Class B common stock that are exercisable within 60 days as follows: Mr. Blystone, 700,000 shares; Mr. Foreman, 70,000 shares; Mr. Kearney 70,000 shares; Mr. Kling, 70,000 shares; Mr. O'Leary, 200,000 shares; Mr. Ryan, 17,333 shares; Mr. Wright, 17,333 shares; and all directors and executive officers as a group, 1,144,666 shares.

(2) Includes options to purchase shares of SPX common stock that are exercisable within 60 days as follows: Mr. Blystone, 1,251,153 shares; Mr. Foreman, 45,536 shares; Mr. Kearney, 82,347 shares; Mr. Kling, 37,745 shares; Mr. O'Leary, 115,939 shares; Mr. Fusarelli, 3,500 shares; and all directors and executives officers as a group, 1,536,220 shares.

(3) Does not include 190 SPX shares held by The Blystone Foundation as to which Mr. Blystone disclaims beneficial ownership. Mr. Blystone, his wife and Mr. Kearney are directors of The Blystone Foundation.

(4) Does not include 321 SPX shares held by Mr. Kearney's sons as to which Mr. Kearney disclaims beneficial ownership.

(5) Includes 235 SPX shares held by Mr. Kling's wife.

Other Principal Shareholders

   This table shows all shareholders other than directors, nominees and named executive officers that we know to be beneficial owners of more than 5% of either class of Inrange common stock. Other than for SPX, the following is based on information filed with the Securities and Exchange Commission on
Schedule 13G. You may obtain copies of the reports on Schedule 13G from the Securities and Exchange Commission. The percent of Inrange Class B owned and percent of Inrange voting power are based on 8,855,000 Class B shares and 75,633,333 Class A shares outstanding as of January 31, 2002.


                                Inrange Class A      Inrange Class B    Percent
                                 Common Stock          Common Stock       of
                             --------------------- -------------------- Inrange
    Name and Address of      Number of  Percent of Number of Percent of Voting
      Beneficial Owner         Shares    Class A    Shares    Class B    Power
-------------------------------------------------------------------------------
 SPX Corporation (1)         75,633,333   100.0           --      --     97.7
  700 Terrace Point Drive
  P.O. Box 3301
  Muskegon, Michigan 49443
-------------------------------------------------------------------------------
 FMR Corp.                           --      --    1,142,600    12.9        *
  (Fidelity Investments)
   (2)
  82 Devonshire Street
  Boston, MA 02109

 * Less than 1%

(1) SPX exercises sole voting and dispositive power over the shares of Class A common stock that it holds. Mr. Blystone is also a director and executive officer of SPX. Messrs. Foreman, Kearney, Kling and O'Leary are also executive officers of SPX. These individuals disclaim beneficial ownership of the shares of Class A common stock beneficially owned by SPX.

(2) Based on a Schedule 13G/A filed on February 14, 2002, Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 1,142,600 shares of Class B common stock. FMR Corp. has sole voting power with respect to 750,300 of the shares, shared voting power with respect to none of the shares and sole dispositive power with respect to all of the shares.

                       Section 16(a) Beneficial Ownership
                              Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires that Inrange's executive officers, directors and 10% stockholders file reports of ownership and changes of ownership of Inrange Class B common stock with the Securities and Exchange Commission. Based on a review of copies of these reports provided to us and written representations from executive officers and directors, we believe that all filing requirements were met during 2001, except that two reports were filed late, Mr. Schwab's initial report on Form 3 and a Form 4 for Mr. Wright reporting a February 2001 purchase of Inrange shares.

                             Executive Compensation

   This table summarizes the compensation of Sherrie L. Woodring, our President and Chief Executive Officer, Gregory R. Grodhaus, our former Chief Executive Officer, and our other four most highly compensated executive officers during fiscal year 2001. These individuals are sometimes referred to as the named executive officers.

                              Summary Compensation

                                                                                Long-Term
                                                                               Compensation
                                                  Annual Compensation             Awards
                           ---------------------------------------------------------------------
                                                                                Securities
               Name and                                          Other Annual   Underlying   All Other
          Principal Position          Year   Salary      Bonus   Compensation    Options    Compensation
--------------------------------------------------------------------------------------------------------
  Sherrie L. Woodring
   President and Chief Executive      2001 $200,000     $100,000          --            --  $ 7,200 (2)
   Officer (1)
--------------------------------------------------------------------------------------------------------
  Gregory R. Grodhaus                 2001 $306,587           --          --            --  $12,000 (2)
   Former President and               2000  244,231     $231,418 $ 23,789 (4)   440,000 (5)  28,521
   Chief Executive Officer (3)                                                   12,000 (6)
                                      1999   83,942       86,196   86,339 (4)     6,000 (6)  24,060
--------------------------------------------------------------------------------------------------------
  Anthony J. Fusarelli                2001 $222,682     $ 75,000          --            --  $ 8,971 (8)
   Executive Vice President,          2000  257,672 (7)  135,388 $103,914 (4)   220,000 (5)  21,484
   Sales                                                                          2,000 (6)
                                      1999  294,239 (7)       --          --      5,000 (6)  15,432
--------------------------------------------------------------------------------------------------------
  John R. Schwab (9)                  2001 $139,785     $ 50,000          --      5,000     $ 2,100 (2)
   Executive Vice President,
   Chief Financial Officer
--------------------------------------------------------------------------------------------------------
  Charles R. Foley (10)               2001 $190,853           -- $    595               --  $43,212 (11)
   Former Executive Vice President,   2000  162,692     $106,270  110,669 (4)   220,000 (5)  14,000
   Chief Technical Officer                                                        2,000 (6)
--------------------------------------------------------------------------------------------------------
  Jay Zager (12)                      2001 $173,611           -- $ 28,054 (4)               $41,615 (13)
   Former Executive Vice President,   2000  110,769     $104,532   16,205 (4)    22,000 (5)  11,389
   Chief Financial Officer                                                        6,000 (6)

 (1) Ms. Woodring became Acting President and Chief Executive Officer on December 28, 2001 and President and Chief Executive Officer on February 22, 2002.
 (2) Consists of car allowance.
 (3) Mr. Grodhaus served as President and Chief Executive Officer from August 9, 1999 through his resignation on December 28, 2001.
 (4) Consists of relocation expense reimbursement.
 (5) Consists of options to acquire shares of Inrange common stock.
 (6) Consists of options to acquire shares of SPX common stock.
 (7) Includes commissions of $57,804 in 2000 and $117,700 in 1999.
 (8) Consists of car allowance of $7,200 and gifts valued at $1,771.
 (9) Mr. Schwab became Executive Vice President, Chief Financial Officer on September 17, 2001.
(10) Mr. Foley served as Executive Vice President, Chief Technical Officer from May 29, 2000 through his resignation on October 12, 2001.
(11) Consists of car allowance of $6,000 and severance pay of $37,212.
(12) Mr. Zager served as Executive Vice President, Chief Financial Officer from May 29, 2000 through his resignation on October 12, 2001.
(13) Consists of car allowance of $6,000, severance pay of $34,615, and Medical Plan opt-out credit of $1,000.

                       Option Grants in Fiscal Year 2001

   This table gives information relating to Inrange Class B common stock option grants that were made to the named executive officers during fiscal year 2001. The options were granted under our 2000 Stock Compensation Plan and have ten-year terms and exercise prices equal to the fair market value of our Class B common stock on the grant date. The options become exercisable as to one-third of the shares on each of the first, second and third anniversaries of the grant date.

   The officer may pay the exercise price and withholding tax obligations in cash, by tendering previously owned Class B shares, by asking Inrange to withhold shares, by delivering other approved property or by a combination of these methods. In addition, a restorative option right applies to these options, which means that "reload options" may be granted to replace shares surrendered in payment of the exercise price and withholding tax obligations related to option exercises. A reload option has an exercise price equal to the then-current market value and expires at the same time that the exercised option would have expired.

   No SPX options were granted in 2001 to any Inrange employees.

                                      Individual Grants
                   -------------------------------------------------------------
                        Number of   Percent of
                        Securities Total Options
                        Underlying  Granted to   Exercise             Grant Date
                         Options   Employees in  Price Per Expiration  Present
          Name           Granted    Fiscal Year    Share      Date    Value (1)
--------------------------------------------------------------------------------
  Sherrie L. Woodring        --          --           --         --         --
--------------------------------------------------------------------------------
  Gregory R. Grodhaus        --          --           --         --         --
--------------------------------------------------------------------------------
  Anthony J. Fusarelli       --          --           --         --         --
--------------------------------------------------------------------------------
  John R. Schwab          5,000         0.5        $6.98    9/17/11    $24,207
--------------------------------------------------------------------------------
  Charles R. Foley           --          --           --         --         --
--------------------------------------------------------------------------------
  Jay Zager                  --          --           --         --         --

(1) The estimated present value of each Inrange Class B option on the grant date is calculated using the Black-Scholes model. The model assumes: (a) six years expected until exercise of the option; (b) a 5.0% interest rate, which represents the average interest rate at the date of grant on a U.S. Treasury security with a maturity date corresponding to the expected option term; (c) a 75.0% expected stock volatility; and (d) a 0% dividend yield. The model does not adjust for vesting requirements, non-transferability or forfeiture risk.

                    Option Exercises in Fiscal Year 2001 and
                       Fiscal Year-End 2001 Option Values

   This table provides information regarding the exercise of options to purchase shares of Inrange Class B common stock and SPX common stock during fiscal year 2001 and options outstanding at the end of fiscal year 2001 for the named executive officers. The "value realized" is calculated using the difference between the option exercise price and the price of the common stock on the date of exercise multiplied by the number of shares underlying the option. The "value of unexercised in-the-money options at fiscal year end" is calculated using the difference between the option exercise price and the closing price on December 31, 2001, the last trading day of the fiscal year, multiplied by the number of shares underlying the option. On December 31, the closing price of Inrange Class B common stock was $12.35, and the closing price of SPX common stock was $136.90. An option is "in-the-money" if the market value of the underlying stock is greater than the option's exercise price.

                                               Number of Securities
                                              Underlying Unexercised     Value of Unexercised
                          Shares              Options at Fiscal Year    In-the-Money Options at
                         Acquired    Value              End                 Fiscal Year End
                        on Exercise R---------------------------------------------------------------------ealized
          Name                               Exercisable Unexercisable Exercisable Unexercisable
-----------------------------------------------------------------------------------------------------------------
  Sherrie L. Woodring
   Inrange Class B            --         --        --       176,000           --     $      0
   SPX common stock           --         --        --            --           --           --
-----------------------------------------------------------------------------------------------------------------
  Gregory R. Grodhaus
   Inrange Class B            --         --        --            --           --           --
   SPX common stock        3,000    $43,800     6,000            --     $354,525           --
-----------------------------------------------------------------------------------------------------------------
  Anthony J. Fusarelli
   Inrange Class B            --         --        --       220,000           --     $      0
   SPX common stock        1,000    $61,146     2,500         3,500     $154,656      200,806
-----------------------------------------------------------------------------------------------------------------
  John R. Schwab
   Inrange Class B            --         --        --        35,000           --     $ 26,850
   SPX common stock           --         --        --            --           --           --
-----------------------------------------------------------------------------------------------------------------
  Charles R. Foley
   Inrange Class B            --         --        --            --           --           --
   SPX common stock        1,000    $42,688     1,000            --     $ 49,838           --
-----------------------------------------------------------------------------------------------------------------
  Jay Zager
   Inrange Class B            --         --        --            --           --           --
   SPX common stock           --         --        --            --           --           --

                               SPX Pension Plans

   As of December 31, 2001, Ms. Woodring, Mr. Fusarelli and Mr. Schwab participated in SPX's cash balance pension plan. Under the cash balance plan, SPX provides annual principal credits in the amount of 4% of a participant's eligible compensation up to the Social Security Taxable Wage Base and in the amount of 8% of eligible compensation over the Social Security Taxable Wage Base. Eligible compensation includes base salary and bonuses as reflected in the Summary Compensation Table. In addition, SPX provides annual interest credits at a rate equal to the interest paid on five-year U.S. Treasury Notes. Any eligible compensation that the plan cannot take into account because of Internal Revenue Code limitations for tax-qualified plans is taken into account under a non-qualified supplemental retirement plan. Participants in these plans vest in their accounts after five years of continuous service. The December 31, 2001 account balances of our named executive officers who participated in these plans were as follows: Ms. Woodring, $19,978; Mr. Fusarelli, $176,975; and Mr. Schwab, $11,127.

   The estimated monthly benefit payable at normal retirement age earned through 2001 for each of the participating named executive officers, based on present interest credits and annuity conversion rate, under these plans is as follows: Ms. Woodring, $573; Mr. Fusarelli, $2,317; and Mr. Schwab, $422. In addition, Mr. Fusarelli is eligible for a transition benefit payable to certain employees who formerly participated in the General Signal Corporate Benefits Plan if he should elect early retirement after age 55. At normal retirement age there is no transition benefit.

                      Report of the Compensation Committee
                           on Executive Compensation

Compensation Policy

   During fiscal year 2001, independent non-employee directors composed the Compensation Committee of the board of directors. The Committee reviews and recommends the compensation arrangements for the executive officers with respect to salaries, bonuses and options grants under Inrange's 2000 Stock Compensation Plan.

   The Committee strives to:

  . provide compensation and benefits at levels that enable Inrange to attract and retain high-quality executives;

  . provide strong financial incentives, at reasonable cost to Inrange, for senior management to maximize EVA (Economic Value Added) and shareholder value; and

  . align the interests of officers and directors with the interests of Inrange stockholders through potential stock ownership.

Executive Officer Compensation

   Executive officer compensation includes cash-based and stock-based components. Cash-based compensation consists of base salary and an annual bonus, if one is warranted under the criteria of the EVA Incentive Compensation Plan. Stock-based compensation consists of option grants under the 2000 Stock Compensation Plan.

Cash-Based Compensation

Base Salary

   Inrange targets base salary at the median of similarly sized high technology companies. Actual base salaries reflect individual experience and performance in addition to competitive salary levels for positions with similar duties and responsibilities.

Annual Bonuses

   Inrange employees participate in the Inrange economic value added incentive compensation plans, which are based on the SPX economic value added incentive compensation plans. These plans provide for bonuses based on improvements in economic value added. Economic value added is equal to the net operating profit after tax minus a charge for all capital employed in Inrange's business, including Inrange's equity capital. The charge for capital is equal to Inrange's weighted average cost of debt and equity at Inrange's targeted debt-to-equity ratio, times the total capital employed in the business.

   The economic value added plan bonus is based on three key components:


  .  a target bonus,

  . the EVA improvement in excess of expected EVA improvement (called excess EVA improvement, which may be negative), and

  .  a bonus bank.

   The bonus that an executive officer may earn for any fiscal year is the sum of his or her target bonus plus a fixed share of the excess EVA improvement. Target bonuses are a percentage of salary and are designed to provide competitive levels of cash compensation. Poor performance in one year is not rewarded the next year by reducing performance targets; and a year of superior performance is not penalized the next year by raising performance targets. Excess EVA improvement can be positive or negative without limitation.

   The Committee determines the bonus earned by each executive officer following the release of Inrange's financial statements for the applicable fiscal year. That amount is then credited to his or her bonus bank, which has an initial balance of zero. The bonus available to be paid is the executive's bonus bank balance up to his or her target bonus, plus one-third of any remaining bonus bank balance. The executives, other than the President and CEO, receive 65% of that amount without further conditions and the remaining 35% on attaining individual performance goals. The EVA bonus payable to the President and CEO is based exclusively on Inrange's financial performance.

   The bonus available to be paid to the executive officer is charged against his or her bonus bank balance to determine the beginning balance for the next fiscal year. No bonus is paid unless the bonus bank balance (following credits for any economic value added bonus earned during the year) is positive, and negative bonus bank balances are typically carried forward to offset future bonuses earned, although the Committee has the discretion, in appropriate circumstances, to make adjustments to negative bonus banks. The Committee determined not to pay any EVA bonuses for 2001 and to carry over each participant's bonus bank balance from the prior year. Each executive officer that resigned employment with Inrange during 2001 forfeited his outstanding bonus bank. The bonus bank for each the current executive officers is as follows: Ms. Woodring $53,835; Mr. Fusarelli, $141,775; and Mr. Schwab, $15,973.

   Although no EVA bonuses were earned by any of the executive officers in 2001, the Committee decided to award performance bonuses to some of the executive officers and other officers of Inrange. The Committee made these decisions on an individual basis, having determined that the performance of certain employees should be rewarded despite Inrange's overall financial performance.

Stock-Based Compensation

   Executive officers participate in Inrange's 2000 Stock Compensation Plan. Inrange's option grant guidelines were designed, in mid-2000, to provide competitive option grant levels. The guidelines provide for grants on a fixed number of shares without regard to the price of the stock at the time of the grant. Under this fixed share approach, the target number of shares granted is not increased to offset a decline in the stock price or decreased to offset an increase in the stock price. The actual number of option shares granted to each executive officer may be above or below the target number of shares based on an evaluation of his or her performance and is subject to the Committee's approval. Options granted under the plan must have an exercise price at least equal to the fair market value of Inrange Class B common stock on the grant date. The Committee views option grants as an effective incentive for executive officers to create value for stockholders since the ultimate value of a stock option is directly related to the increase in the market price of Inrange's Class B common stock. Mr. Schwab was the only named executive officer granted an option by the Committee during fiscal year 2001, and that option grant was for 5,000 shares of Inrange Class B common stock.

   Inrange does not re-calibrate its compensation program each year to achieve a particular competitive compensation objective. Inrange's compensation programs are designed to provide stronger incentives to maximize shareholder value by making current compensation opportunities dependent on past performance. Under the fixed share option grant guidelines, superior performance increases the amount of stock under option above competitive levels, and poor performance reduces the amount of stock under option below competitive levels. Similarly, under the EVA bonus plan, superior performance increases the expected bonus payout above the target bonus, and poor performance reduces the expected bonus payout below the target bonus. The Committee believes that Inrange's total compensation program provides strong incentives to maximize shareholder value with a reasonable balance between Inrange's need to retain strong senior management and the cost to shareholders.

Chief Executive Officer Compensation

   Gregory R. Grodhaus became Inrange's President and Chief Executive Officer on August 5, 1999 and resigned on December 28, 2001. His annual base salary for 2001 was $300,000, and he was eligible for a bonus under the terms of the EVA Plan. Mr. Grodhaus' base salary was based primarily on his background and experience, and compensation levels of executives in similar positions in comparable businesses. Mr. Grodhaus' EVA target bonus was 45% of his annual salary in 2001, but he did not receive a bonus for 2001.

   Sherrie L. Woodring became Inrange's Acting President and Chief Executive Officer on December 28, 2001 and President and Chief Executive Officer on February 22, 2002. Her base salary as President and Chief Executive Officer is $300,000, and she is eligible for a bonus under the terms of the EVA Plan. Ms. Woodring's EVA target bonus is 50% of her annual salary for 2002. Determination of Ms. Woodring's base salary was based primarily on her background and experience, the compensation level of her predecessor, and compensation levels of executives in similar positions in comparable businesses. For 2001, Ms. Woodring did not receive an EVA bonus, but did receive a performance bonus of $100,000.

Deductibility of Compensation

   The policy of the Compensation Committee with respect to Section 162(m) of the Internal Revenue Code is to establish and maintain a compensation program that will optimize the deductibility of compensation. The Committee, however, reserves the right to use its judgment, where merited by the need for flexibility to respond to changing business conditions or by an executive officer's individual performance, to authorize compensation that may not, in a specific case, be fully deductible by Inrange.

                                             The Compensation Committee:

                                             David B. Wright, Chairman
                                             Robert B. Foreman

                              Company Performance

   This graph shows a comparison of cumulative total return for Inrange, the Nasdaq Stock Market (U.S.) and the Nasdaq Computer Manufacturer Stocks (SIC Code 357) from September 21, 2000 (the date Inrange Class B common stock was first offered to the public at an initial public offering price of $16.00 per share) through December 31, 2001. The Nasdaq Computer Manufacturer Stocks group includes firms that produce computers, office equipment, and electronic components/accessories. The graph assumes an investment of $100 at September 21, 2000 and the reinvestment of any dividends.


                                    [CHART]

                        9/21/00 9/30/00 12/31/00 3/31/01 6/30/01 9/30/01 12/31/01
---------------------------------------------------------------------------------
 [_] Inrange
 Technologies
 Corporation            $100.00 $331.25 $105.88  $52.06  $95.94  $37.13   $77.19
---------------------------------------------------------------------------------
 . Nasdaq Stock Market
 (U.S.)                  100.00   95.75   64.11   47.86   56.41   39.13    50.87
---------------------------------------------------------------------------------
 . Nasdaq Computer
 Manufacturer Stocks     100.00   94.24   47.87   34.11   36.98   21.49    32.99

                             Certain Relationships

SPX is Our Controlling Stockholder

   SPX beneficially owns all of the outstanding Class A common stock and 89.5% of the outstanding shares of our Class A and Class B common stock combined, which represents approximately 98% of the combined voting power of all classes of our voting stock. Until SPX beneficially holds less than 50% of the combined voting power of our stock, SPX will be able to control the vote on all matters submitted to our stockholders, including the election of directors and the approval of extraordinary corporate transactions, such as mergers.

   SPX has not made any decision regarding whether or for how long it will retain its Inrange stock ownership. At present, SPX has no plan or intention to dispose of its shares of our Class A common stock. If SPX decides to divest itself of its entire stockholdings in our company, SPX may do so by distributing all of its shares of our Class A common stock to the holders of SPX's common stock, a process we refer to as a distribution. A distribution could be accomplished through one of the following:

  . Split-Off--an exchange offer by SPX in which holders of its common stock would be offered the opportunity to tender some or all of their SPX shares in exchange for shares of our Class A common stock; or

  . Spin-Off--a distribution by SPX of its shares of our Class A common stock to holders of its common stock based on the number of SPX shares held by each holder.

   SPX may dispose of all or some of its shares of our Class A common stock through means other than a distribution. SPX has the sole discretion to determine the timing, structure and all terms of any divestiture of its stockholdings in our company. SPX also has advised us that it would not complete a divestiture if its board of directors determines that a divestiture is not in the best interests of SPX and its stockholders. Further, SPX has advised us that it currently expects that the principal factors that it would consider in making this determination, as well as the principal factors that it would consider in making the determination as to the timing, structure and terms of a divestiture, would be:

  .  the business prospects for us and SPX;

  .  the business reasons for a divestiture;

  .  the market price of our Class B common stock;

  .  the market price of SPX's common stock;

  . SPX being satisfied that a divestiture by means of a distribution would be tax-free to SPX and its stockholders and as to the other tax consequences of the transactions; and

  .  the availability of other strategic alternatives.

   Under current law, SPX will not be able to effect a distribution to its stockholders on a tax-free basis before October 2003, which is five years from the date SPX acquired General Signal Corporation.

Arrangements with SPX

   We entered into various agreements with SPX that relate to our ongoing relationship with SPX after our initial public offering. These agreements include:

  .  a loan agreement;

  .  a management services agreement;

  .  a tax sharing agreement;

  .  a registration rights agreement;

  .  an employee matters agreement; and

  .  a trademark license agreement.

   All of these agreements became effective upon completion of our initial public offering. Because we entered into these agreements when we were an indirect wholly owned subsidiary of SPX, they are not the result of arm's-length negotiations between the parties. The agreements were made in the context of an affiliated relationship and negotiated in the overall context of the offering. The prices and other terms of these agreements may be less favorable to us than those we could obtain in arm's-length negotiations with unaffiliated third parties for similar services. Because we did not negotiate with a third party for any of the services provided for under our agreements with SPX, it is difficult to determine whether the terms of these agreements are more favorable or less favorable to us than those we could obtain in arm's-length negotiations with an unaffiliated third party. Following are summaries of these agreements.

Loan Agreement with SPX

   As part of our cash management system, we lend to SPX, on a daily basis, our cash and cash equivalents in excess of $15 million. We lend these amounts to SPX under a loan agreement that allows us to demand repayment of outstanding amounts at any time. In addition, even after SPX repays us the amount due under the loan agreement, we will continue to be obligated to lend, on a daily basis, all of our cash and cash equivalents in excess of $15 million to SPX until the termination of the loan agreement. The loan agreement will terminate when SPX owns less than 50% of our outstanding shares of Class A common stock and Class B common stock or if there is an event of default under SPX's credit agreement. Amounts loaned under the loan agreement are unsecured. Loans made prior to October 1, 2000, accrue interest quarterly at a rate of 8.5%, and loans made on or after October 1, 2000 accrue interest quarterly at the weighted average rate of interest paid by SPX for revolving loans under its credit agreement for the prior quarter. SPX's ability to repay the amounts that we lend will be subject to SPX's financial condition and liquidity, including its ability to borrow under its credit agreement or otherwise.

Management Services Agreement

   Under the management services agreement, SPX provides administrative and corporate support services to us. These include human resources, accounting, treasury, tax, facilities, legal and information services. SPX charges us for these services at cost, including all out-of-pocket, third-party costs and expenses incurred by SPX in providing the services. If SPX incurs third-party expenses on behalf of us as well as an SPX entity, SPX will allocate these expenses in good faith between us and the SPX entity, as SPX determines in the exercise of its reasonable judgment. The agreement provides for monthly invoicing of service charges.

   The management services agreement provides that the services provided by SPX will be substantially similar in scope, quality and nature to those services provided to us when we were an indirect wholly owned subsidiary of SPX prior to our initial public offering. SPX also must provide the services to us through the same or similarly qualified personnel, but the selection of personnel to perform the various services is within the sole control of SPX. In addition, SPX is not required to materially increase the volume, scope or quality of the services provided beyond the level at which they were performed for us in the past. The agreement provides that SPX may have a third party provide any service to us rather than providing the service itself, and that SPX is not responsible for the performance of services provided in this manner as long as it reasonably selects the provider. SPX is not required to provide any service to the extent the performance of the service becomes impracticable due to a cause outside the control of SPX, such as natural disasters, governmental actions or similar events of force majeure. Similarly, SPX is not required to provide any service if doing so would require SPX to violate any laws, rules or regulations. The agreement also provides that SPX and Inrange may agree to additional services to be provided by SPX. The terms and costs of these additional services will be mutually agreed upon by SPX and us. These additional services may include services that were not provided to us when we were a wholly owned subsidiary of SPX.

   The management services agreement will continue until SPX owns less than 50% of the aggregate amount of our outstanding shares of Class A common stock and Class B common stock. We also may terminate the management services agreement with respect to one or more of the services provided under the agreement effective upon the date that is the later of (1) the end of the fiscal year in which the notice of termination is given and (2) six months from the date notice of termination is given. In addition, either SPX or Inrange will be able to terminate the management services agreement with respect to one or more of the services provided under the agreement if the other party failed to perform any material obligation relating to the services to be terminated and the failure continues for a period of 30 days after the other party receives notice of the failure from the terminating party.

Tax Sharing Agreement

   We are included in SPX's consolidated federal income tax group, and our federal income tax liability is included in the consolidated federal income tax liability of SPX. Pursuant to the tax sharing agreement, the amount of tax we pay to SPX or we receive from SPX with respect to consolidated, unitary or combined returns of SPX, in which we are included generally, will be determined as though we file separate federal, state, local and foreign income tax returns.

   In general, we will be included in SPX's consolidated group for federal income tax purposes for so long as SPX beneficially owns at least 80% of the combined total voting power and value of our outstanding common stock. By law, each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the tax sharing agreement allocates tax liabilities between Inrange and SPX during the period in which we are included in SPX's consolidated group, we could be liable for any shortfall if any federal tax liability is incurred, but not discharged, by any other member of SPX's consolidated group. Similar principles may apply for state or local income tax purposes.

Registration Rights Agreement

   The registration rights agreement provides SPX with registration rights relating to the shares of our Class A common stock that it holds. SPX may require us to register under the Securities Act of 1933 all or any portion of our shares covered by the registration rights agreement. In addition, the registration rights agreement provides for various piggyback registration rights for SPX. Whenever we propose to register any of our securities under the Securities Act for ourselves or others, subject to market cut-back exceptions, we are required to provide prompt notice to SPX and include in that registration all shares of our stock that SPX owns and requests to be included.

   The registration rights agreement sets forth customary registration procedures, including an agreement by us to make available our employees and personnel for roadshow presentations. We will pay all registration expenses incurred in connection with any registration, other than underwriting commissions. In addition, we are required to reimburse SPX for the fees and disbursements of its outside counsel retained in connection with the registration. The registration rights agreement also imposes customary indemnification and contribution obligations on us for the benefit of SPX and any underwriters with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any registration, although SPX must indemnify us for any liabilities resulting from information provided by SPX.

   SPX's rights under the registration rights agreement remain in effect with respect to the shares covered by the agreement until those shares have been:

  .  sold under an effective registration statement under the Securities Act;

  .  sold to the public under Rule 144 under the Securities Act; or

  . transferred in a transaction where a subsequent public distribution of those shares would not require registration under the Securities Act.

Employee Matters Agreement

   The employee matters agreement sets forth our mutual understanding with respect to the responsibilities, obligations and liabilities relating to the compensation and benefits of our employees in connection with our initial public offering. Under this agreement, with agreed upon exceptions, SPX will continue to administer compensation programs for our employees, and our employees will continue to participate in SPX's employee benefit plans. In turn, we will pay SPX for providing these administrative services and for these benefits. The principal exceptions to this rule are our 2000 Stock Compensation Plan and Employee Stock Purchase Plan, and SPX's Economic Value Added Incentive Compensation Plan, which we assumed as it relates to our employees to provide cash-based incentive compensation to our employees following our initial public offering.

Trademark License Agreement

   We, or one of our subsidiaries, own most of the trademarks used in our business. We do not own the trademark "SPX", which we sometimes use in our marketing materials. SPX owns that trademark and has entered into a license agreement with us that governs our use of the trademark. Under the agreement, SPX grants to us a worldwide royalty-free license to use the "SPX" trademark solely in connection with the manufacture, sale or distribution of products related to our business. The license includes the right to use the term "SPX" as a trade name, either individually or in combination with other terms. This license also includes the right to grant sublicenses to our wholly owned subsidiaries, for so long as they remain wholly owned subsidiaries. We may not transfer or assign the license without SPX's prior written consent.

   Under the agreement, we agree to refrain from various actions that could interfere with SPX's ownership of the "SPX" trademark. The agreement contains provisions regarding:

  .  the creation of quality standards of our products;

  .  the ability of SPX to inspect our products and facilities; and

  . our obligation to cease production of, and correct or properly destroy, any products marketed under the licensed trademarks that fail to meet the quality standards.

   The trademark license agreement will continue until SPX owns less than 50% of the aggregate amount of our outstanding shares of Class A common stock and Class B common stock. Prior to that termination date, our license to use the trademarks may be terminated for various reasons, including our breach of the agreement or a change in our control.

   We will indemnify SPX and its directors, officers and employees from claims for personal injury or property damage if SPX is found liable to any third party under any tort or products liability or similar action in connection with our use of the licensed trademarks.

Option Grants to SPX Employees

   We granted options to acquire 1,331,000 shares of our Class B common stock under our 2000 Stock Compensation Plan to the SPX employees who serve as Inrange directors and to a limited group of SPX employees with supervisory authority over us.

Corporate Opportunities, Conflicts of Interest and Related Party Transactions

   All of our directors have fiduciary duties to our company and our stockholders under Delaware law. Specifically, our directors are charged with a duty of care and a duty of loyalty to our company and our stockholders. This duty of care generally requires our directors to inform themselves of all material information relevant to business decisions they make on behalf of Inrange. This duty of loyalty generally requires our directors to act in the best interests of our company and our stockholders and to refrain from conduct that would injure Inrange or our stockholders or deprive Inrange of an advantage or opportunity to which we are entitled.

   Five members of our board of directors are also directors or executive officers of SPX and have similar fiduciary duties to SPX. As a result of their duties and obligations to both companies, these directors may have conflicts of interest with respect to matters involving or affecting us, such as acquisitions and other corporate opportunities that may be suitable for Inrange and SPX. Our certificate of incorporation and bylaws do not contain any special provisions setting forth rules governing these potential conflicts. In addition, a number of our directors and executive officers own SPX stock and options on SPX stock that they acquired as employees of SPX. This ownership could create, or appear to create, potential conflicts of interest when these directors and officers are faced with decisions that could have different implications for Inrange and SPX.

   David L. Chapman, a former director who resigned from our board of directors on February 1, 2002, has been a director and the Chief Executive Officer of Northpoint Software Ventures since 1992. In 2001, Inrange hired Northpoint to perform certain marketing and other consulting services, and paid it $205,809 in connection with these services.

                         Report of the Audit Committee

   The Audit Committee of the Inrange board of directors for all of 2001 was composed of three independent directors, as defined in Rule 4200(a)(15) of The Nasdaq Stock Market listing standards. In February 2002, Mr. Chapman resigned from the Inrange board of directors and the Audit Committee and has not been replaced. As a result, the Audit Committee is now composed of the two remaining independent directors. Inrange has represented to Nasdaq that it will appoint a third member to the Audit Committee in the near future.

   The Committee has adopted a charter that specifies its composition and responsibilities. The Committee reviews Inrange's financial reporting process on behalf of the board of directors and is responsible for ensuring the integrity of the financial information reported by Inrange.

   Management has the primary responsibility for Inrange's financial statements and reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Inrange's independent auditors, who are recommended by Inrange management and approved by the Committee, are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. We have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on Inrange's financial statements.

   In this context, the Committee met and held discussions with management and Arthur Andersen LLP, Inrange's independent auditors. Management represented to the Committee that Inrange's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the consolidated financial statements with management and Arthur Andersen. The Committee discussed with Arthur Andersen the matters required to be discussed by Statement of Auditing Standard No. 61 (Communication with Audit Committees), under which Arthur Andersen must provide us with additional information regarding the scope and results of its audit of Inrange's financial statements.

   In addition, the Committee discussed with Arthur Andersen its independence from Inrange and its management, including matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Based on these discussions, and in light of the recent increased focus on maintaining auditor independence, the Audit Committee has decided to limit the retention of Arthur Andersen to audit and tax services.

   The Committee discussed with Inrange's independent auditors the overall scope and plans for their respective audits. The Committee meets with Arthur Andersen, with and without management present, to discuss the results of its examinations, the evaluations of Inrange's internal controls, and the overall quality of Inrange's financial reporting.

   In reliance on the reviews and discussions referred to above, the Committee recommended to the board of directors, and the board approved, inclusion of the audited financial statements in Inrange's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

                                             The Audit Committee:

                                             Bruce J. Ryan, Chairman
                                             David B. Wright

                          2000 Stock Compensation Plan

   The Board of Directors approved the 2000 Stock Compensation Plan prior to our initial public offering. We are now asking you, our current stockholders, to ratify the Plan, and the Board recommends that you do so. If you do not ratify the Plan, we still will be able to grant options and other stock-based incentives under it. We would not, however, be able to deduct compensation attributable to these incentives to the extent that the compensation, together with other non-performance based compensation, exceeds $1,000,000 for an individual in a taxable year. The following summary of the Plan describes the material features of the Plan; however, it is not complete and, therefore, you should not rely solely on it for a detailed description of every aspect of the Plan.

The Stock Compensation Plan Generally

   The Board originally adopted the Plan effective as of June 29, 2000. No awards may be granted under the Plan after June 29, 2010.

   Under the Plan, the Compensation Committee may grant stock-based incentives to key individuals, including consultants, employees who are officers and members of the Board. Awards under the Plan may be in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and performance units. To date, the Compensation Committee has only granted non-qualified stock options.

Shares Available for the Plan

   We have reserved 11,530,000 shares of Class B common stock for issuance under the Plan, of which approximately 4,400,000 remain available for future grants. We have broad-based participation in our Stock Compensation Plan.

   The number of shares underlying awards made to any one participant in a fiscal year may not exceed 1,000,000 Class B shares. The number of shares that can be issued and the number of shares subject to outstanding options may be adjusted in the event of a stock split, stock dividend, recapitalization or other similar event affecting the number of shares of Inrange's outstanding common stock. In that event, the Compensation Committee also may make appropriate adjustments to any stock appreciation rights, restricted stock or performance units outstanding under the Plan.

Plan Administration

   The Compensation Committee administers the Plan. Subject to the specific provisions of the Plan, the Committee determines award eligibility, timing and the type, amount and terms of the awards. The Committee also interprets the Plan, establishes rules and regulations under the Plan and makes all other determinations necessary or advisable for the Plan's administration.

Stock Options

   Options under the Plan may be either "incentive stock options," as defined under the tax laws, or non-qualified stock options. The per share exercise price may not be less than the fair market value of Class B common stock on the date the option is granted. The Compensation Committee may specify any period of time following the date of grant during which options are exercisable, so long as the exercise period is not more than 10 years. Incentive stock options are subject to additional limitations relating to such things as employment status, minimum exercise price, length of exercise period, maximum value of the stock underlying the options and a required holding period for stock received upon exercise of the option.

   Upon exercise, the option holder may pay the exercise price in several ways. He or she can pay: (1) in cash; (2) by tendering previously owned Class B common stock with a fair market value equal to the exercise price; (3) by directing us to withhold shares of Class B common stock with a fair market value equal to the exercise; (4) by delivering other approved property; or (5) by a combination of these methods. When a holder exercises options, the Compensation Committee may grant to him or her replacement options (sometimes called "reload options") under the Plan to purchase additional shares of Class B common stock. The number of shares subject to the replacement option would equal the number of shares delivered by the holder (or withheld by us) in satisfaction of the exercise price and the tax withholding obligations of the exercised option. Replacement options are non-qualified options and are subject to the same terms and conditions as the exercised option, except that the per share exercise price of the replacement option will equal the fair market value of our Class B common stock on the grant date of the replacement option.

   If a participant's employment terminates due to death, disability or retirement, all of his or her options under the Plan vest and become exercisable and will remain exercisable until their expiration date unless the Compensation Committee determines that a shorter period is appropriate. If employment terminates for any other reason, the Committee will determine the length of time that the participant may exercise options that are exercisable at termination, but that period may not go beyond the expiration dates of the options.

Stock Appreciation Rights

   A stock appreciation right allows its holder to receive payment from us equal to the amount by which the fair market value of a share of our Class B common stock exceeds the exercise price of the right on the exercise date. At the time of grant, we may establish a maximum amount per share payable upon exercise of a right. If a participant's employment terminates, his or her outstanding rights become exercisable under the guidelines described above for stock options.

   Under the Plan, the Compensation Committee can grant the rights in conjunction with the awarding of non-qualified stock options or on a stand-alone basis. If a right is granted with a non-qualified stock option award, then the holder can exercise the rights at any time during the life of the related option, but the exercise will proportionately reduce the number of his or her related non-qualified stock options. The holder can exercise stand-alone stock appreciation rights during a period no longer than ten years, as determined by the Compensation Committee. Upon exercise of a stand-alone right, we will pay the participant in cash.

Restricted Stock

   Restricted stock refers to shares of our Class B common stock that are subject to restrictions on ownership for a certain period of time. During that time, the holder may not sell or otherwise transfer the shares, but he or she may vote the shares and is entitled to any dividend or other distribution. The shares become freely transferable when the restriction period expires. If a participant's employment terminates during the restriction period due to death, disability or normal retirement, all restrictions lapse. If employment terminates involuntarily or due to early retirement, the Compensation Committee can waive restrictions or add new restrictions on some or all of the participant's restricted shares. If the Committee does not waive the restrictions or if employment terminates for any other reason, the participant forfeits his or her shares.

Performance Units

   The Compensation Committee may grant performance units in cash units or share units. Share units are equal in value to one share of our Class B common stock. The Committee sets the terms and conditions of each award, including the performance goals that its holder must attain and the various percentages of performance unit value to be paid out upon full or partial attainment of those goals. The Committee also determines the payment that is due to the holder after the applicable performance period and whether the payment of the cash units and share units will be made in cash, in shares of our Class B common stock, or in a combination of cash and stock.

Options Granted

   We cannot determine the number of shares that may be acquired under stock options that will be awarded under the Plan to the CEO and the other four most highly compensated executive officers. There are no stock appreciation rights, restricted stock awards or performance units outstanding under the Plan. On March 15, 2002, the last reported sale price of Inrange common stock on the Nasdaq Stock Market was $9.81 per share. As of January 31, 2002, the following options had been granted under the Plan:

          Name                                               Number of Shares
-----------------------------------------------------------------------------
  Sherrie L. Woodring                                             176,000
   President and Chief Executive Officer
-----------------------------------------------------------------------------
  Gregory R. Grodhaus                                             440,000 (1)
   Former President and Chief Executive Officer
-----------------------------------------------------------------------------
  Anthony J. Fusarelli                                            220,000
   Executive Vice President, Sales
-----------------------------------------------------------------------------
  John R. Schwab                                                   35,000
   Executive Vice President, Chief Financial Officer
-----------------------------------------------------------------------------
  Charles R. Foley                                                220,000 (2)
   Former Executive Vice President, Chief Technical Officer
-----------------------------------------------------------------------------
  Jay Zager                                                       220,000 (2)
   Former Executive Vice President, Chief Financial Officer
-----------------------------------------------------------------------------
  John B. Blystone                                                700,000
   Director
-----------------------------------------------------------------------------
  Lewis M. Kling                                                   70,000
   Director Nominee
-----------------------------------------------------------------------------
  Patrick J. O'Leary                                              200,000
   Director Nominee
-----------------------------------------------------------------------------
  Bruce J. Ryan                                                    52,000
   Director Nominee
-----------------------------------------------------------------------------
  All current executive officers                                  431,000
-----------------------------------------------------------------------------
  All current directors who are not executive officers          1,214,000
-----------------------------------------------------------------------------
  All plan participants (other than current executive           6,526,000
   officers)

(1) Forfeited December 28, 2001.

(2) Forfeited October 12, 2001.

Transferability

   The recipient of an award under the Plan generally may not pledge, assign, sell or otherwise transfer his or her stock options, stock appreciation rights, restricted stock or performance units other than by will or by the laws of descent and distribution. The Compensation Committee, however, may adopt rules and procedures to allow participants in the Plan to transfer options to immediate family members or to certain trusts or partnerships.

Tax Consequences

   The holder of an award granted under the Plan may be affected by certain federal income tax consequences. Special rules may apply to individuals who may be subject to Section 16(b) of the Securities Exchange Act of 1934. The following discussion of tax consequences is based on current federal tax laws and regulations and you should not consider it to be a complete description of the federal income tax consequences that apply to participants in the Plan. Accordingly, information relating to tax consequences is qualified by reference to current tax laws.

   Incentive Stock Options. There are no federal income tax consequences associated with the grant or exercise of an incentive stock option, so long as the holder of the option was our employee at all times during the period beginning on the grant date and ending on the date three months before the exercise date. The "spread" between the exercise price and the fair market value of our Class B common stock on the exercise date, however, is an adjustment for purposes of the alternative minimum tax. A holder of incentive stock options defers income tax on the stock's appreciation until he or she sells the shares.

   Upon the sale of the shares, the holder realizes a long-term capital gain (or loss) if he or she sells the shares at least two years after the grant date and has held them for at least one year. The capital gain (or loss) equals the difference between the sales price and the exercise price of the shares. If the holder disposes of the shares before the expiration of these periods, then he or she recognizes ordinary income at the time of sale (or other disqualifying disposition) equal to the lesser of (1) the gain he or she realized on the sale and (2) the difference between the exercise price and the fair market value of the shares on the exercise date. This ordinary income is treated as compensation for tax purposes. The holder will treat any additional gain as short-term or long-term capital gain, depending on whether he or she has held the shares for at least one year from the exercise date. If the holder does not satisfy the employment requirement described above, then he or she recognizes ordinary income (treated as compensation) at the time he or she exercises the option under the tax rules applicable to the exercise of a non-qualified stock option. We are entitled to an income tax deduction to the extent that an option holder realizes ordinary income.

   Non-Qualified Stock Options. There are no federal income tax consequences to us or to the recipient of a non-qualified stock option upon grant. Upon exercise, the option holder recognizes ordinary income equal to the spread between the exercise price and the fair market value of our Class B common stock on the exercise date. This ordinary income is treated as compensation for tax purposes. The basis in shares acquired by an option holder on exercise equals the fair market value of the shares at that time. The capital gain holding period begins on the exercise date. We receive an income tax deduction upon the exercise of a non-qualified stock option in an amount equal to the spread.

   Stock Appreciation Rights. There are no federal income tax consequences associated with the grant of stock appreciation rights. Upon exercise, the holder of stock appreciation rights recognizes ordinary income in the amount of the appreciation paid to him or her. This ordinary income is treated as compensation for tax purposes. We receive a corresponding deduction in the same amount that the holder recognizes as income.

   Restricted Stock. The holder of restricted stock does not recognize any taxable income on the stock while it is restricted. When the restrictions lapse, the holder's taxable income (treated as compensation) equals the fair market value of our Class B shares at that time. The holder may, however, avoid the delay in computing the amount of taxable gain by filing with the Internal Revenue Service, within 30 days after receiving the shares, an election to determine the amount of taxable income (treated as compensation) at the time of receipt of the restricted shares.

   Performance Units. There are no tax consequences associated with the grant of performance units, but the holder recognizes ordinary income (treated as compensation) upon a payment on the performance units.

   Excise Taxes. Under certain circumstances, the accelerated vesting or exercise of options in connection with a change in control of Inrange might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Internal Revenue Code. To the extent they are considered excess parachute payments, a participant in the Plan may be subject to a 20% excise tax and we may be unable to receive a tax deduction.

Plan Amendment and Termination

   Generally, the Board of Directors may terminate, amend or modify the Plan at any time without stockholder approval. Without stockholder approval, however, the Board may not: (1) materially increase the number of shares of Class B common stock subject to the Plan; (2) materially increase the cost of the Plan;
(3) materially increase the benefits to Plan participants; (4) change the provisions of the Plan relating to the option price; (5) extend the period during which awards may be granted; or (6) extend the maximum period during which a holder may exercise his or her stock appreciation rights. In addition, if any action that the Board proposes to take will have a significant adverse effect on any options outstanding under the Plan, then the affected option holders must consent to the action.

         The Board of Directors unanimously recommends a vote FOR the ratification of the 2000 Stock Compensation Plan.

                         Independent Public Accountants

   Arthur Andersen LLP has been Inrange's independent public accounting firm since October 1998. The board has engaged Arthur Andersen as its independent public accountants for 2002.

   During 2001, we retained Arthur Andersen to perform services in the following categories and amounts:

    Audit Fees...............................................          $300,000
    All Other Fees
      Tax planning and acquisition due diligence............. $ 37,250
      Internal Audit.........................................  111,000
      Other..................................................   45,000
        Total All Other Fees.................................          $193,250

   The Audit Committee has considered whether the provision of non-audit services by our principal auditor is compatible with maintaining auditor independence.

   Representatives of Arthur Andersen will be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and to respond to questions.

INRANGE TECHNOLOGIES
CORPORATION
C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940



[6080 - INRANGE TECHNOLOGIES CORPORATION] [FILE NAME: ZITC11.ELX] [VERSION -
                       (1)] [03/18/02] [orig. 03/18/02]
                             FOLD AND DETACH HERE

[X]  Please mark
     votes as in
     this example.

The Board of Directors recommends a vote "FOR" the following proposals:

                    FOR   WITHHELD
 1.Election of      [_]    [_]     2. Ratification of the 2000 Stock
   Directors (see                     Compensation Plan.  FOR  AGAINST ABSTAIN
   reverse side)                                          [_]    [_]     [_]

                                   3. In their discretion, the proxies are
                                      authorized to vote upon such other
                                      business as may properly come before the meeting.

  [_]_____________________________
  (For, except vote withheld from
  the above nominee(s))







                                      Please sign exactly as name(s) appear(s) on this proxy. Joint owners, trustees, executors, etc. should indicate the capacity in which they are signing.

Signature:_____________  Date:_________  Signature:____________ Date:________

      [6080 - INRANGE TECHNOLOGIES CORPORATION] [FILE NAME: ZITC12.ELX]
                  [VERSION - (1)] [03/18/02] [orig. 03/18/02]
                             FOLD AND DETACH HERE



PROXY

                       Inrange Technologies Corporation
                            100 Mt. Holly By-Pass
                          Lumberton, New Jersey 08048

          This Proxy is Solicited on Behalf of the Board of Directors


     The undersigned hereby appoints JOHN R. SCHWAB and KENNETH H. KOCH as proxies (each with the power to act alone and to appoint his substitute) and hereby authorizes them to represent and to vote, as designated herein, all the shares of Class B common stock of Inrange Technologies Corporation held of record by the undersigned on March 15, 2002, at the annual meeting of stockholders to be held on April 26, 2002 and at any and all adjournments thereof.

    Nominees: for three year terms ending at the annual shareholders meeting 2005: Lewis M. Kling, Patrick J. O'Leary and Bruce J. Ryan

      IF NO INDICATION IS GIVEN, PROXIES HELD BY THE CHAIRMAN OF THE MEETING WILL BE VOTED TO ELECT THE THREE NOMINEES AND IN FAVOR OF THE RESOLUTIONS PROPOSED BY THE BOARD OF DIRECTORS.


-----------------                                               ----------------
   SEE REVERSE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
      SIDE                                                            SIDE
-----------------                                               ----------------